Exhibit 10.10

FOX CHASE BANK

EMPLOYEE SEVERANCE COMPENSATION PLAN

(as amended and restated effective                     , 2006)

1. Effective Date

The Fox Chase Bank Employee Severance Compensation Plan was originally approved by the Board of Directors of Fox Chase Bank (the “Bank”) as a general severance policy for all eligible employees effective October 5, 2005. The policy was approved by the Office of Thrift Supervision on March 8, 2006. The policy has been amended and restated in its entirety into the Fox Chase Bank Employee Severance Compensation Plan (the “Plan”) and shall become effective as of the closing of the Bank’s mutual holding company reorganization.

2. Purpose

The purpose of this Plan is to: (a) provide management with guidelines to ensure fair and consistent treatment of Employees (as defined below) of the Bank when employment is terminated by the Bank for any reason other than Termination for Cause or a Change in Control; and (b) to assure the Bank of the services of Covered Employees (as defined below) in the event of a Change in Control (as defined below) by providing Covered Employees who are terminated voluntarily or involuntarily within one (1) year of a Change in Control with severance benefits. For purposes of paragraphs 4(a) and 4(b) hereof, this Plan is intended solely as a guideline for management and is not intended as a contractual commitment on the part of the Bank to any Employee.

3. Definitions

a.	“Base Compensation” means and includes all regular weekly cash wages or weekly salary, but excludes bonuses, commissions and any other compensation, if any, paid or accrued as consideration for the Employee’s service. Notwithstanding the foregoing, for purposes of Employees paid solely on a commission basis, “Base Compensation” shall include commissions earned up to $50,000 per annum. In the case of an hourly Employee or a part-time Employee, “Base Compensation” shall be determined by reference to compensation earned during the Employee’s average weekly work schedule during the 30 days preceding the termination date.

b.	“Change in Control” means the occurrence of one of the following events:

(a)	Merger: The Bank or the Company merges into or consolidates with another entity, or merges another entity into the Bank or the Company and, as a result, less than a majority of the combined voting power of the resulting entity immediately after the merger or consolidation is held by persons who were shareholders of the Bank immediately before the merger or consolidation;

(b)	Change in Board Composition: During any period of two consecutive years, individuals who constitute the Bank’s or the Company’s Board of Directors at the beginning of the two-year period cease for any reason (other than as required by the Order to Cease and Desist dated June 6, 2005 entered into by the Bank with the Office of Thrift Supervision) to constitute at least a majority of the Board; provided, however, that for purposes of this clause (b) each director who is first elected by the Board (or first nominated by the Board for election by stockholders) by a vote of at least two-thirds ( 2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of the two-year period; or

(c)	Acquisition of Significant Share Ownership: There is filed, or required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner(s) of 25% or more of a class of the Bank’s or the Company’s voting securities, however this clause (iii) shall not apply to beneficial ownership of Bank or Company voting shares held in a fiduciary capacity by an entity of which the Bank or the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities.

(d)	Sale of Assets: The Bank or the Company sells to a third party all or substantially all of its assets.

(e)	Proxy Statement Distribution: An individual or company (other than current management of the Company) solicits proxies from stockholders of the Company seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or Bank with one or more corporations as a result of which the outstanding shares of the class of securities then subject to such plan or transaction are exchanged for or converted into cash or property or securities not issued by the Bank or the Company.

(f)	Tender Offer: A tender offer is made for 20% or more of the voting securities of the Bank or Company then outstanding.

Notwithstanding anything in this Plan to the contrary, in no event shall the reorganization of the Bank from the mutual holding company form of organization to the full stock holding company form of organization (including the elimination of the mutual holding company) constitute a “Change in Control” for purposes of this Plan.

c.	“Comparable Position” shall mean a position that would (i) provide a Covered Employee with Base Compensation and benefits that are comparable to those provided to the Covered Employee prior to the Change in Control; (ii) be in a location that would be more than thirty (30) miles from the Employee’s place of employment at the Bank or Company immediately prior to the Change in Control; and (iii) have job skill requirements and duties that are comparable to the requirements and duties of the position held by the Covered Employee prior to the Change in Control.

d.	“Company” means Fox Chase Bancorp, Inc., a federally chartered corporation.

e.	“Covered Employee” means any full-time or part-time employee of the Bank or any subsidiary of the Bank that has worked at least one (1) year with the Bank or subsidiary as of his or her termination date.

f.	“Employee” means any full-time or part-time employee of the Bank or any subsidiary of the Bank; provided, however, that any individual who is covered or hereinafter becomes covered by an employment contract shall not be considered to be an “Employee” for purposes of this Plan.

g.	“Termination for Cause” shall include termination because of an Employee’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or Employee’s personal violation of any final cease-and desist order. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the financial services industry.

4. Amount of Payment

a.	An Employee whose employment with the Bank is terminated by the Bank for reasons other than Termination for Cause or Change in Control will be eligible to receive a termination benefit from the Bank equal to the product of (i) two weeks of Base Compensation and (ii) the Employee’s years of service (including partial years), but in any event not less than four weeks’ Base Compensation.

b.	In addition to any payment authorized under paragraph (a) above, an Employee who receives a benefit under this Plan will also be eligible to receive three months of Bank-paid COBRA health benefits; provided, however, that only those Employees participating in the Bank’s medical benefits programs prior to their termination will qualify for these Bank-paid COBRA benefits.

c.	Notwithstanding anything herein to the contrary, the maximum benefit payable to an Employee paid under this Plan, including Bank-paid COBRA Benefits, as applicable, shall not exceed an amount equal to fifty-two weeks of Base Compensation, less one dollar.

d.	Any Employee whose employment is terminated as a result of a Termination for Cause shall receive no benefits under this Plan.

5. Change in Control Severance Benefits

a.	Eligibility. Covered Employees shall be eligible to receive a Change in Control Severance Benefit (as defined below) if, within the period beginning on the effective date of a Change in Control and ending on the first anniversary date of such date, (i) the Covered Employee’s employment with the Bank is involuntarily terminated or (ii) the Covered Employee terminates employment with the Bank voluntarily after being offered continued employment in a position that is not a Comparable Position. No Covered Employee shall be eligible for a Change in Control Severance Benefit: (i) in connection with a Termination for Cause; (ii) if he or she is offered a Comparable Position within the Bank and declines to accept such position; or (iii) if the Covered Employee, at the time of termination or employment, is a party to a Change in Control Agreement or Employment Agreement with the Bank or the Company.

b.	Change in Control Severance Benefit. Any Covered Employee who becomes entitled to receive a Change in Control Severance Benefit payment under this Plan shall receive a cash payment equal to the product of (i) two weeks of Base Compensation and (ii) the Covered Employee’s years of service (including partial years), plus three months of employer-paid COBRA health benefits. In no event shall any Covered Employee receive a cash payment less than four (4) weeks Base Compensation. Notwithstanding anything herein to the contrary, the maximum benefit payable to an Employee paid under this Plan, including Bank-paid COBRA Benefits, as applicable, shall not exceed an amount equal to fifty-two weeks of Base Compensation, less one dollar.

6. Other Benefits Not Affected

This Plan does not affect other benefits, such as payment for accrued and unused paid time off, and other such benefits that are offered to Employees of the Bank from time to time.

7. Employment Status

This Plan does not constitute a contract of employment or impose on the Employee or the Bank any obligation to retain the services of Employees, to change the status of employment, or to change the Bank’s policies regarding termination of employment.

8. Amendment or Termination

This Plan may be amended, suspended or terminated at any time by a written resolution of the Board of Directors of the Bank, in its sole discretion. Except however, with respect to the Change in Control Severance Benefits provided under this Plan, paragraph 5 of the Plan may not be amended or terminated if a Change in Control has occurred.

9. Miscellaneous

a.	All payments will be subject to customary withholding for federal, state and local tax purposes.

b.	This Plan is administered by the Board of Directors of the Bank, which shall have the discretion to interpret the terms of the plan and to make all determinations about eligibility and payments of benefits. All decisions of the Board of Directors of the Bank are conclusive and binding on all persons. The Board of Directors may delegate and reallocate any authority and responsibility with respect to the Plan.

c.	All amounts payable under the Plan will be paid from the general funds of the Bank; no separate fund will be established under the Plan; and the Plan will have no assets.

10. Required Provisions

a.	In the event any of the provisions of this paragraph 10 are in conflict with the terms of this Plan, this paragraph 10 shall prevail.

b.	The Bank’s Board of Directors may terminate an Employee’s employment at any time, but any termination by the Bank, other than Termination for Cause, shall not prejudice the Employee’s right to compensation or other benefits under this policy. An Employee shall not have the right to receive compensation or other benefits for any period after Termination for Cause.

c.	If an Employee is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(3) or (g)(1); the Bank’s obligations under this policy shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion: (i) pay the Employee all or part of the compensation withheld while their contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

d.	If an Employee is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(4) or (g)(1), all obligations of the Bank under this policy shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

e.	If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1813(x)(1), all obligations of the Bank under this policy shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

f.	All obligations under this policy shall be terminated, except to the extent determined that continuation of the policy is necessary for the continued operation of the Bank: (i) by the Director of the OTS (or his designee), at the time the FDIC or the Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. §1823(c); or (ii) by the Director of the OTS (or his designee) at the time the Director (or his designee) approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

g.	Any payments made to Employees pursuant to this policy, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. §1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

Attest:	FOX CHASE BANK

By:
Secretary		Thomas M. Petro
President and Chief Executive Officer